Exhibit (i)(1)

Fourth Amended and Restated General Administrative Services Agreement

FOURTH AMENDED AND RESTATED

GENERAL ADMINISTRATIVE SERVICES AGREEMENT

This Fourth Amended and Restated General Administrative Services Agreement ("Agreement") is entered into by and between the following Parties:

Ameritas Holding Company ("AHC")

Ameritas Life Insurance Corp. ("Ameritas")

Ameritas Investment Partners, Inc. (“AIP”)

Ameritas Investment Company, LLC (“AIC”)

Variable Contract Agency, LLC

Ameritas Advisory Services, LLC

Select Benefits Group, LLC dba Dental Select; and

Ameritas Bluestar Retirement Services, LLC

(collectively, the "Parties").

WHEREAS, AHC is a Nebraska stock insurance holding company, Ameritas is a Nebraska life insurance company, AIP is a Nebraska corporation registered as an investment adviser with the Securities and Exchange Commission ("SEC"), AIC is a Nebraska corporation registered as an investment adviser with the SEC and a broker-dealer member of the Financial Industry Regulatory Authority (“FINRA”), Calvert Investments, Inc. is a Delaware holding company that was dissolved effective 11:59 PM on March 31, 2020, Variable Contract Services, LLC is a Nebraska domiciled limited liability company that serves as an insurance agency, Ameritas Advisory Services, LLC is a Nebraska domiciled limited liability company that will be registered as an investment advisor with the SEC, Select Benefits Group, LLC, will be a Utah limited liability company to be acquired by Ameritas on April 30, 2020 and Ameritas Bluestar Retirement Services, LLC will be a Florida limited liability company which will be acquired by Ameritas and will provide recordkeeping and administrative services to retirement plans;

WHEREAS, the Parties are affiliated companies subject to the control of Ameritas Holding Company and are within the Ameritas Mutual Holding Company system;

WHEREAS, the Parties are all qualified, competent and experienced in providing administrative services in connection with their respective businesses, including but not limited to the business of insurance; and

WHEREAS, the Parties desire to enter into an agreement to have Ameritas provide them with administrative support services and to arrange for other administrative support services to be provided by and among the various Parties as necessary and appropriate from time to time.

I.	PURPOSE OF THIS AGREEMENT AND EFFECTIVE DATE

The purpose and intent of this Agreement is to provide for administrative services between and among the Parties to this Agreement. This Agreement succeeds all existing administrative service agreements between any of the Parties to this Agreement, whether two-party or multiple party agreements without necessity of further formal action. This Agreement is subject to the review and approvals or non-disapprovals of the Nebraska and to approvals by internal governing authority and is intended to be effective October 1, 2021.

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II.	STANDARDS FOR TRANSACTIONS

This Agreement and the transactions pursuant to this Agreement shall be subject to the standards set forth in the Insurance Holding Company Act of Nebraska and, when applicable, related provisions of the Nebraska Administrative Code. Such standards shall include but not be limited to the requirements that:

A.	The terms shall be fair and reasonable;

B.	Charges or fees for services performed shall be reasonable;

C.	Expenses incurred and payment received shall be allocated to the Parties in conformity with customary insurance accounting practices consistently applied; and

D.	The books, accounts, and records for each Party to all such transactions shall be so maintained as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as is necessary to support the reasonableness of the charges or fees to the respective Parties.

E.	No insurer covered by this Agreement shall advance funds to any affiliate covered under this Agreement except to pay for services described in this Agreement.

F.	An insurer covered by this Agreement will maintain oversight for functions provided to it by an affiliate under this Agreement. Specifically, the insurer will monitor the services provided to it annually for quality assurance.

III.	SERVICES TO BE PROVIDED BY AMERITAS

Ameritas shall perform necessary and appropriate duties agreed to by the Parties, which include, but are not limited to the following:

A.	Provide certain administrative services, including policy administration and other insurance operation support services, claims administration, information management support and the development and maintenance of software.

B.	Provide all management, administrative, legal, accounting, information technology, and other services, advice, and other accommodations reasonably necessary to effectively and efficiently manage, operate, and administer the business that is covered by this Agreement in a manner consistent with good business practice. This shall include all materials, supplies, and other sundry items reasonably necessary to provide such services.

C.	Keep accurate, full, and complete books and records showing assets and liabilities, operations, transactions, and financial condition. All financial statements shall be accurate in all material respects, shall present fairly the respective financial positions and shall be prepared in accordance with GAAP and/or STAT, as applicable. Except as otherwise specifically provided, the Chief Executive Officer and/or President of each Party receiving the services of Ameritas shall determine the methods used in the preparation of financial statements and tax returns. Each Party may have access and inspect its books and records at a reasonable time and

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on reasonable notice. Ameritas shall make available to each Party and any government agency having jurisdiction over such Party, such information and financial statements at such times as shall be required in connection with the preparation of registration statements, current and periodic reports, audits or examinations, proxy statements, and other documents required to be filed or produced under federal or state laws and shall cooperate in the preparation and examination of any such documents.

D.	The specific duties and services shall from time to time be agreed upon and appropriately documented by the Parties. Said services shall be provided by Ameritas at Ameritas' home office located in Lincoln, Nebraska, or such other place or places, as Ameritas shall determine is the most efficient location for providing such services.

IV.	SERVICES TO BE PROVIDED BY AHC, AIP, AIC, VARIABLE CONTRACT AGENCY, LLC, AMERITAS ADVISORY SERVICES, LLC, SELECT BENEFITS GROUP, LLC OR AMERITAS BLUESTR RETIREMENT SERVICES, LLC TO AMERITAS OR TO EACH OTHER

AHC, AIP, AIC, Variable Contract Agency, LLC, Ameritas Advisory Services, LLC, Select Benefits Group, LLC and Ameritas BlueStar Retirement Services, LLC may from time to time provide administrative services to Ameritas and/or to each other on occasion, as necessary and appropriate, including, but not limited to third Party administrative services, policy administration and other insurance operation support services, claims administration, development and maintenance of software, investment advisory services, and any matters related thereto. The specifics of such services shall from time to time be agreed upon and appropriately documented by the Parties. In such event, all provisions of this Agreement will apply and will be adhered to.

V.	COMPENSATION AND COSTS

The standards set forth in Section II, above, are expressly applicable to all matters pertaining to compensation and costs under this Agreement. Each Party shall pay to the other Party the fair and reasonable charge or fee for such services, which shall be based upon actual costs allocated on pertinent and applicable units of activities, including but not limited to policies issued, policies in force, policies underwritten, and other applicable and documented units of service and activity. The specifics shall from time to time be agreed upon and appropriately documented by the Parties. One Party may pay consolidated bills, which will be allocated to all applicable Parties. The Parties shall submit within thirty (30) days of the end of each calendar month to each other as applicable and appropriate, a written statement of the amount estimated to be owned by the other Party for services and the use of facilities pursuant to this Agreement in the calendar month, and such Party shall pay such billing within thirty (30) days following receipt of such written statement the amount set forth in the statement. Any expenses incurred and payment received shall be allocated in conformity with customary insurance accounting practices consistently applied. Save and except for the costs of services to be paid by the Parties to each other as agreed upon herein, each Party shall pay all of its own respective personnel and other costs and expenses of all types necessary or appropriate to render the management, administrative, and other services, advice, and accommodations provided for by this Agreement. More specifically, the legally responsible Party shall either pay directly or reimburse as appropriate all of its own costs

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for the following:

A.	Costs and expenses incurred in connection with the employment of outside legal counsel for policyholder or customer litigation.

B.	Out-of-pocket costs and expenses incurred in connection with the independent audit of the financial statements and governmental regulatory examinations.

C.	Costs and expenses incurred in connection with extraordinary tax accounting systems or other studies, functions or consultations performed solely for and at the request of a Party by independent, professional or consulting individuals or organizations.

D.             Fines and penalties, including interest assessed.

E.	Federal taxes, state or other governmental subdivision taxes, licenses, and fees and interest thereon.

VI.	GENERAL PROVISIONS

A.	RECORDS AND REPORTS: All forms, records, statements, reports filed, and other data and information prepared, maintained or collected by a Party on behalf of another Party in the performance of this Agreement shall become the sole property of such other Party and shall be delivered to such other Party upon request in the form and format in which it is maintained; provided, however, that if such request impedes a Party's ability to perform its duties or obligations under this Agreement then to the extent of such impediment, such Party shall be relieved of such duty and obligation without reduction in fees to be paid by such other Party. Each Party agrees to preserve for the period prescribed by applicable regulatory authorities, the books and records of the other Party maintained pursuant to this Agreement.

B.	INSPECTION OF BOOKS AND RECORDS: Each Party shall keep proper books and records relating to the services performed hereunder in which full and correct entries and financial data will be maintained in accordance with generally accepted accounting practices. Each Party may at its option and at its expense inspect the books and records of the other Party as they pertain to this Agreement at the offices of such other Party in which said books and records are maintained, during normal business hours, for purposes related to such other Party's performance of this Agreement. Such inspection and/or audit may be on a continuous or periodic basis or both and may be conducted by employees of each Party or an affiliate thereof or an independent auditor retained by such person. Each Party shall also allow for review of books and records by the appropriate governmental and regulatory authorities.

C.	CONFIDENTIALITY AND PRIVACY: Each Party agrees that it may receive nonpublic personal information, whether financial information or health information of the customers and/or consumers of the other Party, and each Party agrees that it will not further disseminate such information for any purposes not arising from and necessary to the performance of its obligations under this Agreement; that it will restrict access to such information to those who are performing work under this Agreement and take steps and measures to assure that

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such information remains confidential; and will comply with the privacy and security requirements of the Gramm-Leach-Bliley Act, HIPAA, the Fair Credit Reporting Act and all other applicable federal and state laws and regulations respecting the privacy and security of customer/consumer personal information to the extent applicable.

D.	SAFEGUARDING DATA: All of the Parties will establish or will cause reasonable safeguards to be established to protect against the distribution, loss or alteration of any other Party's data files and other records. Such safeguards shall be no less rigorous than those each Party uses in protecting its own data and as is necessary to comply with all applicable laws and regulations and in accordance with insurance industry standards and practices, including, but not limited to the Gramm-Leach-Bliley Act and HIPAA, as applicable.

E.	ANTI-MONEY LAUNDERING REGULATIONS: All Parties to this Agreement hereby agree to comply with all applicable laws and regulations intended to prevent, detect, and report money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices, to (1) obtain, verify, and retain information with regard to investor and/or account owner identification and source of funds, and (2) to maintain records of all account transactions. Each Party to this Agreement also agrees (to the extent consistent with applicable law) to take all steps necessary and appropriate to provide requested information about investors and/or accounts to any other Party that shall request such information due to an inquiry or investigation by any law enforcement, regulatory or administrative authority. To the extent permitted by applicable law and/or regulation, each Party shall notify all other Parties of any concerns that shall arise in connection with any investor or account holder in the context of relevant anti-money laundering legislation/regulations. Each Party shall hold harmless all other Parties to this Agreement for any actions that may arise for good faith attempts to comply with all applicable laws, rules and/or regulations of governmental agencies, law enforcement organizations and/or Self Regulatory Organizations.

F.	INDEMNIFICATION: Each Party agrees to indemnify and to hold the other Party and its respective affiliates harmless from any and all damages incurred by the other Party and/or any of its respective affiliates as the result of or in connection with claims by third Parties in connection with the performance of duties under this Agreement.

VII.	DISPUTE RESOLUTION PROCEDURES

All differences between the Parties on which agreement cannot be reached will be decided by binding arbitration. The arbitrators will interpret this Agreement in accordance with usual business and insurance practices rather than strict technicalities. Three arbitrators will decide any differences. The arbitrators shall consider this Agreement to be an honorable undertaking. They must be disinterested officers or retired offices of life insurance or reinsurance companies and not officers of the Parties to the Agreement or their affiliates. One of the arbitrators is to be appointed by each Party to the dispute and these two will select a third. In the event that either Party should

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fail to choose an arbitrator within thirty (30) days of the request by the other Party to do so, the requesting Party may choose two arbitrators, who, in turn, shall choose a third arbitrator. If the two are not able to agree on a third within thirty (30) days following the appointment of the last two arbitrators, each arbitrator shall name three nominees of whom each Party shall decline two and the decision between the remaining two nominees shall be made by drawing lots. The arbitration, otherwise, shall be in accordance with the Commercial Rules of the American Arbitration Association or its successors. However, this Agreement shall be deemed binding upon the arbitrators for matters expressly agreed to herein, except as otherwise provided in this Agreement. The arbitrator's decision will be by majority vote, and no appeal will be taken from it. The judgment rendered by the arbitrators may be entered in any court of competent jurisdiction. Each Party shall bear its own expense of the umpire and of the arbitration. In the event that two arbitrators are chosen by one Party as above provided, the expense of the arbitrators, the umpire, and the arbitrations will be equally divided between the Parties. Arbitration proceedings shall take place in Nebraska, or such other place as may be mutually agreed upon by the Parties.

VIII.	TERM OF AGREEMENT

This Agreement shall remain in full force and effect for a period of one (1) year from the Effective Date and shall be automatically renewed for successive one (1) year terms unless a Party provides the other Parties with one hundred eighty (180) days advance written notice. However, each Party shall have the right to elect to continue to receive data processing services and/or to continue to utilize data processing facilities and related software from the date of termination of this Agreement for 180 days in accordance with the terms and conditions of this Agreement. Termination of this Agreement by any one Party shall not affect the continuance or enforceability as among the remaining Parties.

IX.	MISCELLANEOUS

A.	RECEIVERSHIP AND SEIZURE: In the event that any insurer covered by this Agreement is placed in receivership or seized by the director under the Nebraska Insurers Supervision, Rehabilitation, and Liquidation Act:

i.	All the rights of the insurer under the Agreement extend to the receiver or director.
ii.	All books and records will immediately be made available to the receiver or the director and shall be turned over to the receiver or director immediately upon the receiver or the director’s request.
iii.	Affiliates will have no automatic right to terminate the Agreement if the insurer is placed in receivership.
iv.	Affiliates will continue to maintain any system, programs, or other infrastructure notwithstanding a seizure by the commissioner, and will make them available to the receiver, for so long as the affiliates continue to receive timely payment for services rendered hereunder.

B.	PROPERTY OF INSURER: All funds and invested assets of any insurer are the exclusive property of that insurer, held for the benefit of that insurer, and subject to the control of that insurer.

C.	ENTIRE AGREEMENT: This Agreement contains the entire understanding of
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the Parties hereto and supersedes all prior agreements of the Parties with respect to the subject matter contained herein.

D.	AMENDMENTS: This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part, and no notice requirements set forth herein shall be waived or modified, except by an instrument in writing duly executed by all Parties.

E.	BINDING AGREEMENT: This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

F.	SEVERABLE PROVISIONS: If any provision of this Agreement shall be found to be unenforceable by any administrative agency or court of competent jurisdiction, such findings shall not affect the remaining provisions of this Agreement and all other provisions herein shall remain in full force and effect.

G.	GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of Nebraska.

H.	COUNTERPARTS: This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original hereof, but all of which shall constitute one and the same instrument.

I.	THIRD PARTY BENEFICIARIES: The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and assignors, and it is not the intention of the Parties to confer third party beneficiary rights upon any other person.

(Signature page to follow)

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The Parties hereto have caused this Agreement to be executed by the following authorized individuals for the purposes expressed herein.

AMERITAS HOLDING COMPANY		AMERITAS BLUESTAR RETIRMENT SERVICES, LLC

By:	/s/ William W. Lester	By:	/s/ James Kais
	William W. Lester, President and CEO	Its:

AMERITAS LIFE INSURANCE CORP.

By:	/s/ William W. Lester
William W. Lester, President and CEO

AMERITAS INVESTMENT PARTNERS, INC.

By:	/s/ James Mikus
James Mikus, President

AMERITAS INVESTMENT COMPANY, LLC

By:	/s/ Heather Nagengast
Its:

VARIABLE CONTRACT AGENCY, LLC

By:	/s/ Heather Nagengast
Its:

AMERITAS ADVISORY SERVICES, LLC

By:	/s/ Heather Nagengast
Its:

SELECT BENEFITS GROUP, LLC dba Dental Select

By:	/s/ Karen Gustin
Its:

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